Exhibit 99.3

Consolidated Balance Sheets

(dollars in millions)

	12-31-15	9-30-15	12-31-14
Assets
Loans	$59,876	$60,085	$57,381
Loans held for sale	639	916	734
Securities available for sale	14,218	14,376	13,360
Held-to-maturity securities	4,897	4,936	5,015
Trading account assets	788	811	750
Short-term investments	2,707	1,964	4,269
Other investments	655	691	760

Total earning assets	83,780	83,779	82,269
Allowance for loan and lease losses	(796)	(790)	(794)
Cash and due from banks	607	470	653
Premises and equipment	779	771	841
Operating lease assets	340	315	330
Goodwill	1,060	1,060	1,057
Other intangible assets	65	74	101
Corporate-owned life insurance	3,541	3,516	3,479
Derivative assets	619	793	609
Accrued income and other assets	3,292	3,348	2,952
Discontinued assets	1,846	2,086	2,324

Total assets	$95,133	$95,422	$93,821

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$37,089	$37,301	$34,536
Savings deposits	2,341	2,338	2,371
Certificates of deposit ($100,000 or more)	2,392	2,001	2,040
Other time deposits	3,127	3,020	3,259

Total interest-bearing deposits	44,949	44,660	42,206
Noninterest-bearing deposits	26,097	25,985	29,228
Deposits in foreign office — interest-bearing	—	428	564

Total deposits	71,046	71,073	71,998
Federal funds purchased and securities sold under repurchase agreements	372	407	575
Bank notes and other short-term borrowings	533	677	423
Derivative liabilities	632	676	784
Accrued expense and other liabilities	1,605	1,562	1,621
Long-term debt	10,186	10,310	7,875
Discontinued liabilities	—	—	3

Total liabilities	84,374	84,705	83,279

Equity
Preferred stock, Series A	290	290	291
Common shares	1,017	1,017	1,017
Capital surplus	3,922	3,914	3,986
Retained earnings	8,922	8,764	8,273
Treasury stock, at cost	(3,000)	(3,008)	(2,681)
Accumulated other comprehensive income (loss)	(405)	(272)	(356)

Key shareholders’ equity	10,746	10,705	10,530
Noncontrolling interests	13	12	12

Total equity	10,759	10,717	10,542

Total liabilities and equity	$95,133	$95,422	$93,821

Common shares outstanding (000)	835,751	835,285	859,403

Consolidated Statements of Income

(dollars in millions, except per share amounts)

	Three months ended			Twelve months ended
	12-31-15	9-30-15	12-31-14	12-31-15	12-31-14
Interest income
Loans	$552	$542	$534	$2,149	$2,110
Loans held for sale	8	10	8	37	21
Securities available for sale	76	75	67	293	277
Held-to-maturity securities	24	24	23	96	93
Trading account assets	6	5	6	21	25
Short-term investments	3	1	2	8	6
Other investments	4	4	6	18	22

Total interest income	673	661	646	2,622	2,554

Interest expense
Deposits	26	27	26	105	117
Federal funds purchased and securities sold under repurchase agreements	—	—	—	—	2
Bank notes and other short-term borrowings	3	2	3	9	9
Long-term debt	42	41	35	160	133

Total interest expense	71	70	64	274	261

Net interest income	602	591	582	2,348	2,293
Provision for credit losses	45	45	22	166	57

Net interest income after provision for credit losses	557	546	560	2,182	2,236

Noninterest income
Trust and investment services income	105	108	112	433	403
Investment banking and debt placement fees	127	109	126	445	397
Service charges on deposit accounts	64	68	64	256	261
Operating lease income and other leasing gains	15	15	15	73	96
Corporate services income	55	57	53	198	178
Cards and payments income	47	47	43	183	166
Corporate-owned life insurance income	36	30	38	127	118
Consumer mortgage income	2	3	3	12	10
Mortgage servicing fees	15	11	11	48	46
Net gains (losses) from principal investing	—	11	18	51	78
Other income (a), (b)	19	11	7	54	44

Total noninterest income	485	470	490	1,880	1,797

Noninterest expense
Personnel	429	426	409	1,652	1,591
Net occupancy	64	60	63	255	261
Computer processing	43	41	40	164	158
Business services and professional fees	44	40	38	159	156
Equipment	22	22	23	88	96
Operating lease expense	13	11	11	47	42
Marketing	17	17	16	57	49
FDIC assessment	8	8	9	32	30
Intangible asset amortization	9	9	10	36	39
OREO expense, net	1	2	2	6	5
Other expense	86	88	83	344	334

Total noninterest expense	736	724	704	2,840	2,761

Income (loss) from continuing operations before income taxes	306	292	346	1,222	1,272
Income taxes	73	72	94	303	326

Income (loss) from continuing operations	233	220	252	919	946
Income (loss) from discontinued operations, net of taxes	(4)	(3)	2	1	(39)

Net income (loss)	229	217	254	920	907
Less: Net income (loss) attributable to noncontrolling interests	3	(2)	1	4	7

Net income (loss) attributable to Key	$226	$219	$253	$916	$900

Income (loss) from continuing operations attributable to Key common shareholders	$224	$216	$246	$892	$917
Net income (loss) attributable to Key common shareholders	220	213	248	893	878

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.27	$.26	$.29	$1.06	$1.05
Income (loss) from discontinued operations, net of taxes	(.01)	—	—	—	(.04)
Net income (loss) attributable to Key common shareholders (c)	.27	.26	.29	1.06	1.01

Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.27	$.26	$.28	$1.05	$1.04
Income (loss) from discontinued operations, net of taxes	(.01)	—	—	—	(.04)
Net income (loss) attributable to Key common shareholders (c)	.26	.25	.28	1.05	.99

Cash dividends declared per common share	$.075	$.075	$.065	$.290	$.25

Weighted-average common shares outstanding (000)	828,206	831,430	858,811	836,846	871,464
Weighted-average common shares and potential common shares outstanding (000) (d)	835,939	838,880	886,186	844,489	878,199

(a)	For the three months ended December 31, 2015, net securities gains (losses) totaled $1 million. For the three months ended September 30, 2015, and December 31, 2014, net securities gains (losses) totaled less than $1 million. For the three months ended December 31, 2015, September 30, 2015, and December 31, 2014, Key did not have any impairment losses related to securities.
(b)	For the twelve months ended December 31, 2015, and December 31, 2014, net securities gains (losses) totaled less than $1 million. For the twelve months ended December 31, 2015, and December 31, 2014, Key did not have any impairment losses related to securities.
(c)	Earnings per share may not foot due to rounding.
(d)	Assumes conversion of common share options and other stock awards and/or convertible preferred stock, as applicable.